1
2     CERTIFICATE
3
4  The State of Florida
5  County of Palm Beach
6
7   I, JACQUELYN ANN JONES, Court Reporter, certify
8   that I was authorized to and did stenographically report
9   the foregoing hearing; and that the transcript is a true
10  record of my stenographic notes.
11  I further certify that I am not a relative,
12  employee, attorney or counsel of any of the parties, nor
13  am I a relative or employee of any of the parties1
14  attorney or counsel connected with the action, nor am I
15  financially interested in the action.
16
17     In witness whereof I have hereunto set my hand
18     and seal this  4th  day of  July, 2005.
19
21    JACQUELYN ANN JONES
22    Commission No. CC 995956  Bonded Thru Notary Public Underwriters
23    Expires  Feb 18, 2005
24
25



    UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF FLORIDA

                      Judge Steven H. Friedman
In Re :     Case No. 04-35435-BKC-SHF

eCom eCom.com, Inc., Debtor.


                           STATUS CONFERENCE

                             June 6, 2005
The above entitled cause came on for hearing before the

HONORABLE STEVEN H. FRIEDMAN,

one of the Judges in the UNITED STATES BANKRUPTCY COURT, in and for the SOUTHERN DISTRICT OF FLORIDA, at 701 Clematis Street,
West Palm Beach, Palm Beach County, Florida, on June 6, 2005,

commencing on or about 1:30 p.m., and the following proceedings were had:

Reported by: Jacquelyn Ann Jones, Court Reporter OUELLETTE & MAULDIN

COURT REPORTERS (305) 358-8875

1    APPEARANCES:
2
      KLUGER, PERETZ, KAPLAN & BERLIN, P.A.
3     By: MICHAEL S. CEASE, ESQUIRE, and
      MARILEE MARK, ESQUIRE
4     On behalf of the Debtor
5
      TAPLIN & ASSOCIATES 6    By:  RONALD S. KANIUK, ESQUIRE
      On behalf of petitioning creditors 7

8     By:   JAY GAMBERG, ESQUIRE
      On behalf of several shareholders
9     (Appearing by telephone)
10
       UNITED STATES TRUSTEE'S OFFICE 11

        By:   DENYSE HEFFNER,  ESQUIRE



1   THE COURT:  This is the case of eCom eCona.com,
2     Inc., and I first will start by saying that I sincerely
3     apologize for the delay.  Give me just a moment, please.
4     And also we have Mr. Gamberg appearing by phone.
5     (The Court contacted Mr. Gamberg by telephone.)
6 MR. GAMBERG:  Jay Gamberg.
7     THE COURT:  This is Judge Friedman, Mr.
8     Gamberg.
9  MR. GAMBERG:  Thank you for taking my telephone
10     appearance.
11     THE COURT:  I'm ready to proceed on the matter
12    of ECom eCom.com, Inc.  Various matters are scheduled.
13 Let me first start with appearances of counsel.  Mr.
14 Cease.
15     MR. CEASE:  Yes, Your Honor.  Michael Cease and
16 Marilee Mark from the law firm of Kluger, Peretz, Kaplan
17 and Berlin, here as proposed counsel for the debtor, eCom 18 eCom.com, Inc. With us in the courtroom is Mr. Barney
19 Richmond, who is the proposed CEO of the company and Mr.
20 Rick Turner, who is the CFO of eCom.

21 THE COURT:  Rick Turner?
22 MR. CEASE:  Yes, sir.  Thank you, Your Honor.
23 THE COURT:  And he is the proposed CFO?
24 MR. CEASE:  He is the CFO.  Mr. Richmond is the
25     proposed CEO.  And also Mr. Kaniuk is here, who filed the

1     involuntary petition.
2 THE COURT:  And Mr. Kaniuk, what is your --
3 MR. KANIUK:  Representing the petitioning
4     creditors.
5     THE COURT:  Right.  And Mr. Gamberg, who do you
6     represent?
7     MR. GAMBERG:  I represent several of the
8     shareholders, Your Honor.
9     THE COURT:  Very well.  Thank you.
10     MS. HEFFNER:  And Your Honor, Denyse Heffner
11     for the U.S. Trustee.
12 THE COURT:  Thank you, Ms. Heffner.
13 This is an involuntary case initiated by the

14 filing of an involuntary petition on November 29th of
15 2004.  This case has sort of been languishing for quite
16 awhile.
17     Let me first take up the debtor-in-possessionfs
18     application for employment of attorney.
19 MR. CEASE:  Yes, Your Honor.  Thank you.
20 Your Honor, you are correct, the involuntary

21 petition was filed on November 29th of 2004.  For
22 whatever reason this case did languish for a few months. 23 There were stipulated extensions, which were agreed to by 24 the parties as far as filing a response to the
25 involuntary petition.
21
5
1     It is my understanding that on May 16th Your
2 Honor convened a status conference in this case, and as a 3 result of that proceeding an order for relief was, in 4 fact, entered pursuant to Chapter 11 of the Bankruptcy
5 Code, and you entered an order directing the 6 debtor-in-possession to file schedules and statements by 7 a certain date, to retain counsel, I think it was by the 8 4th, which would carry over through today. We are here, 9 we were contacted this past week by the debtor as far as

10 undertaking the representation.  Kluger Peretz filed an
11 application.  An affidavit of myself was included with
12 the application.
13     We also filed a disclosure of compensation.  We
14 did not receive payment of any retainer or other fees
15 from the debtor prior to today.  We have proposed a
16 $65,000 retainer, which will be funded from the
17 debtor-in-possession financing, which was filed on an
18 emergency basis Friday afternoon.  I believe our firm
19 meets the requirements under Section 327 (a) as far as
20 disinterested.  We do not hold a represented interest
21 adverse to the estate.
22     As far as any fees which may be incurred
23 pre-petition, obviously they were incurred in gearing up
24 for today's hearings.  If Your Honor would like us to
25 waive those fees in order to maintain disinterestedness,
23
26 I think we are okay to do that on the conditions of being 27 retained. And our retention would obviously be
28 conditioned upon approval of the debtor in possession
29 financing, as we don't want to do this case for free, and 30 we're comfortable with the retainer sitting there, albeit 31 it will be held in trust and subject obviously, to award
32 by Your Honor.
8     With that having been said, Your Honor, Ifm
9     happy to get into -- I prepared a brief presentation for
10 Your Honor today to give you some background of the
11 company, give you an idea of what has happened in the
12 past and where we hope to go over the next 30 day period.
13     THE COURT:  Well before you do that, Mr. Cease,
14     I think I need to resolve the issue of retention.
15 MR. CEASE:  Yes, sir.
16 THE COURT:  Ms. Heffner, do you have any
17     thoughts?
18     MS. HEFFNER:  I have no objection to the
19 retention, Your Honor.  I was a little concerned about
20 the source of the fees.  We've talked about that.  And
21 about the fees being held in the trust fund, and we've
22 talked about that.  I don't, in fact, see any reason for
23 Kluger Peretz to waive their prepetition fees because, as 24 I understand it, it's all very, very current, and in
25 connection with the bankruptcy.  So I have no objection
19
7
1     to their retention, Your Honor.
2     MR. CEASE:  Your Honor, I have prepared an
3     order.  The U.S. Trustee has not seen a copy.
4     THE COURT:  Ifd like to get your input, Mr.
5     Kaniuk.
6     MR. KANIUK:  I have no objection.  In fact, it
7 was my suggestion that the debtor contact Kluger Peretz.
8 So we're happy with them being involved, and I think
9 theyTll help move the case along.

10 THE COURT:  Ms. Heffner.
11 MS. HEFFNER:  No objection.
12 MR. CEASE:  May I approach, Your Honor.
13 THE COURT:  Yes, you may approach.
14 MR. CEASE:  Just old habit, Your Honor.
15 THE COURT:  I understand.  Just so I am clear

16 as to your interpretation of this order, Mr. Cease, or 17 perhaps I should say my interpretation, the order
18 provides that you were -- your firm is authorized to 19 receive payment in the amount of $65,000 as a retainer in 20 this case, against which KPKB is authorized to draw fees 21 and costs awarded by this Court. Is that to say that the 22 $65,000 then will be held in trust?

23 MR. CEASE:  Absolutely, Your Honor.
24 THE COURT:  And shall be disbursed only subject
25     upon court order.

1     MR. CEASE:  Absolutely.  That's my
2     representation to the Court.
3     THE COURT:  Very well then.  I've entered an
4 order approving employment of debtor in possession's
5 counsel. Mr. Cease, you'll see to the conforming and 6 distribution of copies.

7 MR. CEASE:  I shall, Your Honor, thank you.
8 THE COURT:  Thank you.
9 Next I would take up the motion for interim

10 final orders authorizing the debtor to obtain post
11 petition financing and scheduling a final hearing.
12     MR. CEASE:  Yes, sir.  Your Honor, if I may
13     proceed, just by way of background of the company.
14 THE COURT:  You may.
15 MR. CEASE:  The debtor was a holding company

16 that previously held interest in ten wholly owned
17 subsidiaries. In the first quarter of 2004, pursuant to 18 SEC staff bulletin 4, the subsidiaries were spun off into 19 separate entities, spun off as separate entities.

20 THE COURT:  When was that?
21 MR. CEASE:  This was in the first quarter of
22     2004.
23     Under the staff bulletin 4 shareholders of the
24 parent company received shares in the spun off -- were to 25 have received shares in the spun off entities on a
24
26 proportionate basis. By way of very simplified example, 27 if a shareholder held one share of stock in eCom, the
28 debtor, they would receive one share of stock in each of 29 the spun off entities.
5     Two of the ten subsidiaries had filings done,
6 had audit work completed, and the shares were actually
7 issued to the shareholders of the parent company.  In
8 eight of the spun off entities for financial reasons SEC
9 filings were not completed, the audit work was not
10     completed, and the shares were not issued.
11     The funds were subsequently lent to the spun
12 off entities by an entity called American Capital
13 Holdings, which enabled the spun off entities to complete 14 the audit work, the SEC filings, and will enable the spun 15 off entities to distribute shares through the stock
16 transfer agent upon their form 10 being approved by the 17 Securities and Exchange Commission.
18     Between the time that the spin offs were
19 announced and the form 10 would be approved by the SEC, 20 there were reasons, as I've said, why compliance wasn't 21 done, and numerous shareholders had threatened
22 shareholder litigation arising from these events. There 23 are approximately 6,000 shareholders of what we're
24 talking about, and these were publicly traded companies.
25     American Capital Holdings is 30 percent owned

10
1 by Mr. Richmond, sitting in the courtroom today, and
2 American Capital Holdings holds 3.7 percent in the
3 debtor.  Again, American Capital Holdings loaned money to
4 the spun off entities to accomplish the audits, SEC
5 filings, and also tax returns for filing with the
6 Internal Revenue Service.
7     The involuntary petition was filed against ECom
8 on November 29th, 2004.  Several extensions were agreed
9 to, which culminated in the status conference convened by

10 Your Honor on May 16th.  An order was entered by the
11 Court establishing various deadlines, including a
12 deadline to retain counsel.  The board of directors of
13 ECom have since resolved to bring Mr. Richmond in as the 14 CEO to run the day-to-day affairs of the debtor --
15     THE COURT:  And what are those day-to-day
16 affairs?  That is for a debtor, that, according to the
17 schedules, has no real property, lists on the first page 18 of the personal property schedules, lists $118.85 in a
19 bank account with Enterprise Bank checking, on the second 20 page of the statement of financial affairs -- or pardon 21 me, on the schedules, lists various accounts receivable, 22 and then on the third page lists office -- other
23 equipment under machinery, fixtures, equipment and
24 supplies for $494.20.  Just based on my review of the
25 schedules, and I think Ifm echoing some thoughts that I
16
11
1 conveyed to Mr, Kaniuk at a previous hearing, I donft see 2 where this debtor has any assets.
3     MR. CEASE:  Yes, sir.  And when they first came
4 to our office I raised the same issues, and had to have
5 been brought up to speed as far as what a business plan
6 would look like and why this case should be in Chapter
7 11.  And I am now convinced, and hopefully can persuade
8 Your Honor, why it should remain in Chapter 11 for a
9 brief period of time to let us accomplish.
10     The answer is twofold, Your Honor.  First of
11 all, you're correct, on the schedules there are no assets 12 listed. There is some ?
13     THE COURT:  Well, it would be amazing to me if
14     I wasn't correct about that.
15     MR. CEASE:  There is some debate over whether
16 the spin offs were done effectively and in compliance
17 with the SEC regulations. If those entities were not 18 validly spun off in accordance with SEC regulations, then 19 the debtor would have assets which would consist of the 20 stock in the subsidiaries because the spin off would be 21 valid.

22 THE COURT:  And what do those subsidiaries own?
23 MR. CEASE:  There are two subsidiaries, or two

24 spun off entities that have been completed, one of which
25 is My Zip Soft.com, the other is USA Sports Net.com,
24
12
1 which subsequently changed its name to American Capital
2 Holdings.  Those two entities are operating entities.
3 The other eight wholly owned subsidiaries that were
4 purportedly spun off are public shells and don't
5 currently, to my knowledge, have any real ongoing
6 operations.  Small, Mr. Richmond is motioning over to me.
7     So what we want to accomplish in the bankruptcy
8 is to the extent that these spin offs were not done in 9 compliance with SEC regulations, one of my colleagues is

10 a securities lawyer, we are going to effectuate the spin
11 offs under a plan of reorganization which we plan on
12 filing in less than 30 days.
13     The other aspect to the plan of reorganization
14 is there is a,very large insurance company in South
15 Florida that is currently nonpublic that is going to
16 merge with ECom.  There will be benefit in two regards.
17 Number one, the unsecured creditors of ECom will be paid
18 a hundred cents on the dollar.  Number two, we will
1*9     effectuate any spin offs that weren't done in compliance
20 with the SEC regs, and as a result of the merger with
21 this insurance company that has approximately 150 million
22 dollars in annual revenues, there will be equity value
23 created for the shareholders of eCom.  So it's a win/win
24 situation.
25     We believe that we can file a plan in under 30

13
1 days. And that, hopefully we will be in Chapter 11 for a 2 very brief period of time. And that, in essence, Your
3 Honor, is the business plan of ECom, and I believe that
4 we can accomplish this through a plan of reorganization,
5 we can avail ourselves of the exemptions under 1145, and
6 unsecureds will be paid a hundred cents on the dollar and 7 equity value will be created as a result of this.
8     THE COURT:  And these two subsidiaries, Mr.
9     Cease, of the debtor, you stated, I believe that there
10     were ten subsidiaries --
11 MR. CEASE:  That's correct.
12 THE COURT:  Two of them are operating entities.
13 MR. CEASE:  Thatfs correct.
14 THE COURT:  Mr. Richmond is the proposed CEO
15     and Mr. Turner would be the CFO.
16 MR. CEASE:  Thatfs correct, Your Honor.
17 THE COURT:  So then either Mr. Richmond or

18 Mr. Turner should be able to tell me exactly what it is,
19 or you can tell me, exactly what kind of business it is
20 that these two subsidiaries engage in.
21     MR. CEASE:  Your Honor, I would defer to Mr.
22     Richmond.
23     MR. RICHMOND:  Basically American Capital
24 Holdings has extensive insurance operations.  We're
25 licensed in 49 states now.  We have some patented
24
14
1 proprietary products.  We own about in net audited assets
2 around 11 or 12 million dollars.  The other company is --
3 we basically put in a company called American
4 Environmental, that we have an acquisition that's
5 underway of another company, which has been in business
6 since 1958, over 46 years.  Revenues in excess of that
7 company are 6, 7 million dollars right now.  With other
8 various verticals that are coming off of that, those are
9 two of the spin off companies that are out there.
10     THE COURT:  American Capital Holdings is a spin
11     off company?
12     MR. RICHMOND:  Yes, it was.  What we did, it
13 was named USA Sports Net, we merged -- we have a private
14 company called American Capital Holdings.
15     THE COURT:  I know we covered this ground at
16     the prior hearing.
17     MR. RICHMOND:  Yes.  And what happened was that
18 we did an asset acquisition, American Capital Holdings
19 articles of amendment, name change, and USA Sports Net,
20 and renamed it American Capital Holdings, which houses
21 our insurance operations.  We have bought Cosmopolitan
22 Life out in Little Rock, Arkansas, which closes the 27th
23 of this month.  We've already paid for it and there's a
24 form A process with the State you have to go through that
25 we've done.  And we have two other acquisitions on the
18
15
1 way within American Capital Holdings.  And we pretty much
2 to date have advanced about, you know, in trying to
3 restore, you know, this lost shareholder value, in trying
4 to restore the building for the creditor, we put over
5 600,000 in the company on an audited basis right now to
6 make this work to date.  And I think itTs a little over
7 600 .
8     MR. CEASE:  Your Honor, while it's not a
9     traditional Chapter 11 in the garden variety sense, there
10 is a reorganization to do here availing ourselves of the
11 1145 exemptions.  Unsecured creditors will not be paid
12 any other way, and the equity security holders of ECom
13 hopefully will have shareholder value created as a result
14 of this proposed merger with this insurance company that
15 currently operates out of Miami, Florida.
16     And on that basis we would request
17 authorization to go forward.  Mr. Richmond has already
18 devised a business plan which we will receive in the next
19 couple of days, and we will start immediately drafting a
20 plan of reorganization and get this out to creditors and
21 equity shareholders.  So that would be the business plan,
22 what would form the basis of the plan of reorganization.
23     The board has resolved to bring in Mr. Richmond
24 due to his familiarity with the company as a CEO.
25 Arguably that is an ordinary course transaction under
24
16
1 1107, 1108 and 363, but in an abundance of caution, in 2 light of his contacts with -- in holdings with American
3 Holdings, and so forth, and American Holdings interest in 4 ECom, we wanted to make full disclosure to Your Honor and 5 let you know exactly what's happening here. Mr. Richmond
6 will serve without compensation.  He is willing to waive
7 his right to an administrative claim. And Mr. Richmond, 8 through -- excuse me, American Capital Holdings is the 9 proposed lender on an unsecured convertible basis for

10 $100,000 in DIP financing.  It will be on an unsecured
11 basis at a rate of interest of 8 percent. It will mature 12 upon the earliest of a conversion, dismissal or
13 confirmation of a plan of reorganization. If the debtor 14 does not have the funds with which to satisfy in cash,
15 that obligation with interest, it will be convertible to 16 equity at the option of the holder based on the average 17 for share trading price over the preceding five days,
18 prior to the exercise of the option. So there really is 19 no detriment to unsecured creditors in American Capital1s 20 advancing this on an unsecured basis.
21     So basically we're before Your Honor asking for
22 a brief opportunity to get this plan on file and get it 23 out to creditors and equity security holders. Based on 24 what I've heard thus far, I think it can work. We have 25 one of my colleagues who is going to look at the SEC work 22
17
1 and make sure it was done properly.  And we would
2 respectfully request an opportunity to go forward, Your
3 Honor.
4     THE COURT:  So then American Capital Holdings,
5 according to Mr. Richmond, owns or operates an insurance
6 business ?
7     MR. RICHMOND:  We have insurance operations and
8 some products that we developed that has insurance
9 components, yes.
10     THE COURT:  It!s an insurance operation and you
11     have, what was the last --
12     MR. RICHMOND:  We've developed some proprietary
13 financial products called G packs that addresses the
14 unfunded pension liabilities and municipalities that we 15 have current patents on. And we also have Cosmopolitan 16 Life which writes health insurance out in Arkansas that 17 we're carrying into other states. We Ask Direct which
18 writes life health, and we're not writing annuities
19 through it, but this an agency in 49 states.
20     THE COURT:  Mr. Kaniuk, do you have any
21     comment?
22     MR. KANIUK:  Mr. Cease more eloquently
23 explained what I was trying to explain at our last
24 hearing, and I think that Kluger Peretz is experienced in 25 both securities and bankruptcy, will allow this plan to 23
18
1     go forward.
2 THE COURT:  Ms, Heffner, any thoughts?
3 MS. HEFFNER:  Your Honor, as I understand it,

4 the petitioning creditors are two subsidiaries that have 5 already been spun off, and Mr. Turner over here, who is 6 the CFO. American Capital Holdings, which was a
7 petitioning creditor now wants to come in and loan
8 $100,000, 65,000 of which goes immediately to Kluger
9 Peretz, and Mr. -- and hire Mr. Richmond, who is a 30

10 percent owner of American Capital Holdings. So that what 11 we're doing is really satisfying the petitioning
12 creditors the best we can.
13     I'm a little worried about the $35,000, or
14 whatever is left, which will presumably be spent still to 15 get this company up, for instance with accountants or
16 whatever, because I think if it converts I'd like to have 17 that $35,000 for the trustee, and it seems to me that
18 American Capital Holdings on an unsecured basis is going 19 to take it back. So Ifm worried about that. But the
20 rest of it, why not give them a chance
21     THE COURT:  And 1 am concerned about this as
22 well, Ms. Heffner, but on the other hand, $100,000 in
23 debtor-in-possession financing is coming from American
24 Capital Holdings, and if I am to grasp all of this
25 situation, and accept what is said to me, then there
22
19
1 wouldn't be any other source of funds, other than from 2 American Capital Holdings. The interrelationships
3 between these different entities is unusual, very
4 unusual. But this case was commenced, as you know, as a 5 Chapter 7 -- well, excuse me, it was an involuntary
6 petition, and Mr. Kaniuk shepherded it into this court.
7 If his clients are comfortable with this situation, then
8 I suppose I won't stop it at this point. I voiced at a 9 previous hearing, I don't know whether you were here --

10 MS. HEFFNER:  No, Your Honor.
11 THE COURT:  I don't think you were.  I'm

12 concerned about an issue of securities fraud, because it 13 seems to me as though what we're doing is we're moving a 14 lot of paper around, and --
15     MR. CEASE:  Your Honor, if I may just briefly
16 respond.  One of my colleagues, as I said, is highly
17 regarded in the securities area in the State of Florida, 18 and we have him, assuming that we're permitted to go
19 forward, we're going to have him examine these
20 transactions, and I can assure Your Honor that if we
21 uncover any type of securities fraud we will be back
22 before Your Honor because we would never, ever perpetrate 23 a fraud upon this court. It's our reputation.
24     THE COURT:  You're right, it is your
25     reputation.

20
1 MR. CEASE:  Yes, sir.  Which I take dearly.
2 MR. KANIUK:  And Your Honor, just so you know,
3     I noticed the SEC for today's hearing.
4 THE COURT:  How is it that you noticed them?
5 MR. KANIUK:  I sent it by mail to both

6 Washington and the Florida regional office.  And I called
7 them and they said that that was the best way to send
8 them the papers.
9     MR. CEASE:  Your Honor, as far as the debtor in
10 possession financing goes, we sent these motions out on
11 Friday, late in the day.  We sent them by fax.  We did
12 not serve them on the 6,000 shareholders just because it
13 was an impossibility, having just gotten involved in the
14 case.  But as far as the debtor-in-possession financing
15 goes, obviously under Rule 4001 on an interim basis it
16 will be held in trust to pay any fees during that time,
17 subject to award by Your Honor, and we obviously will
18 have to have a final hearing within 15 days.
19     THE COURT:  Well, I am no securities expert,
20     Mr. Cease --
21 MR. CEASE:  Nor am I, Your Honor.
22 THE COURT:  But there are certain aspects of
23     this situation that donft feel right to me.
24 MR. CEASE:  I understand.
25 THE COURT:  So I will be watching this very
24
21
1     closely?
2 MR. CEASE:  Thank you, Your Honor.
3 THE COURT:  At an appropriate time I will, I!m

4 sure dissect this whole thing, this series of 5 transactions.

6 MR. CEASE:  Yes, sir.
7 MS. HEFFNER:  You know, Your Honor, you have

8 Mr. Gamberg who is representing the shareholders on the 9 phone. He might have something to say.

10 THE COURT:  Mr. Gamberg, any input?
11 MR. GAMBERG:  Well, Judge, I too am not a

12 securities expert, but I know through the process of plan 13 and disclosure statement we should be able to air all of 14 what has transpired and what needs to transpire and give 15 everybody an opportunity to review the situation before 16 we go forward and confirm a plan, if one is doable.
17     THE COURT:  Very. well.  Anything further then
18 that I need to consider? If not, I will approve the DIP 19 financing. Ifll also authorize Mr. Richmond to become
20 the debtor's chief executive officer.
21     MR. CEASE:  Your Honor, I do not have a
22 proposed DIP order with me. I will have it to chambers 23 tomorrow. I do have an order approving Mr. Richmond as 24 CEO. Itfs a very generic order, once again, at the
25 discretion of the board of directors.  If I may approach,
22
22
1     Your Honor.
2 THE COURT:  Give me just a moment, please.
3 MR. CEASE:  Yes, sir.
4 THE COURT:  So then you will submit an order
5     authorizing the financing to the debtor-in-possession.
6 MR. CEASE:  Yes, sir.
7 MS. HEFFNER:  I would appreciate you running
8     that by me.
9     MR. CEASE:  Absolutely.
10     THE COURT:  I've entered an order granting
11 debtor in possession's motion for authorization to hire a 12 chief executive officer, authorizing the debtor to hire 13 Mr. Richmond as its chief executive officer. Ifll return 14 the original order to you, Mr. Cease.

15 MR. CEASE:  Thank you, Your Honor.
16 Your Honor, as far as the proposed order that

17 we will submit tomorrow on the DIP financing, we'11
18 approve it on an interim basis and leave a blank to set a 19 final hearing?

20 THE COURT:  Yes.  That would be appropriate.
21 Now that this Chapter 11 debtor has an

22 attorney, or a new attorney, actually attorneys, excuse 23 me, because Mr. Kaniuk represents the petitioning
24 creditors, now that this debtor has an attorney, and now 25 that this debtor has DIP financing, and has paid its
22
23
1 attorney $65,000 as a retainer, which is certainly
2 understandable, what is the debtor-in-possession going to 3 do with the other $35,000 that it will have when those
4 funds are advanced, is it going to put it into an
5 operating account?
6     MR. CEASE:  Your Honor, Mr. Richmond is in the
7 process of opening a debtor-in-possession account at
8 Wachovia Bank.
9     MR. RICHMOND:  Correct.  And we would like to
10 bring before the Court to -- we have an SEC qualifying
11 accountant that has already audited all these companies, 12 and we have been disclosing everything to the SEC on a
13 daily basis.  Wefll be doing the AK on this tonight or
14 tomorrow. But I would like to address her concerns that 15 we're here to cover those costs and any reasonable costs, 16 as well as we would like to be able to make an
17 application to pay our SEC accountants because, the
18 company's SEC accountant, because if they're not paid
19 they're deemed not independent, so we would like to keep 20 them current if we could, you know, from our auditors.
21     MR. CEASE:  To answer Your Honor's question,
22 the $35,000 will not go -- it will go into a
23 debtor-in-possession account, it will not go to cover any 24 operating expenses, as there are no operating expenses.
25     MR. RICHMOND:  Well, there's a little, but

24
1 we'll take care of that,  It's to basically see this
2 thing through to do what we --
3     MR. CEASE:  We will file an application to
4     retain the accountants --
5     THE COURT:  Let me see if I can be a little
6 more specific.  Is the debtor going to lease warehouse
7 space where it can put raw materials so it can
8 manufacture?
9     MR. CEASE:  No, sir.
10     THE COURT:  Itfs not going to do that.  Is the
11 debtor going to use the excess $35,000 to pay its 12 payroll?

13 MR. CEASE:  No, sir.
14 THE COURT:  Is the debtor going to use the
15     $35,000 to pay rental on its leased office space?
16     MR. RICHMOND:  We'll assume that.  Wefll cover
17 it, American Capital will cover that. What we're trying 18 to do is not bring any burden. There's some, to correct, 19 there is a little warehouse with some material and stuff 20 in there. We will take care of keeping that up, and
21 independently.  The 35,000 was set up for contingent
22 expenses relating to professional, which we would like to 23 see, and only professional services necessary to
24 effectuate this plan.
25     MR. CEASE:  Your Honor, candidly, when we

25
1 quoted $100,000 to Mr. Richmond, it was with the idea of
2 $65,000 for debtor's counsel and the idea of the
3 remaining 35 was for accountants who would have to do
4 work.  So correct me if Ifm wrong, but we will
5 immediately file an application to retain the accountants
6 to work on behalf of the debtor-in-possession, and their
7 fees obviously, will be subject to award by Your Honor,
8 and my understanding of that 35,000 is it will be used to
9 cover professional fees, including the accountants, but
10     nothing else.
11     MR. RICHMOND:  Nothing else.  And we've already
12 paid all of -- to the transfer agent, the SEC transfer
13 agent, we've already paid those fees; right?  We paid
14 those, we cleaned up a lot of stuff before we came.
15     THE COURT:  So then this debtor, ECom eCom.com,
16 Inc. will now reorganize so that it can operate
17 subsidiaries --
18     MR. CEASE:  In the merger with the insurance
19     co mp any.
20 THE COURT:  And then what?
21 MR. RICHMOND:  It will be a publicly held

22 pretty substantial insurance company, and that work is in 23 the making and we can make it happen. That company just 24 did 135 million last year in Florida alone. It's got a 25 terrific growth pattern to it.
22
26
1     THE COURT:  So then ECom eCom.com, Inc. will
2     then be in the insurance business?
3     MR. RICHMOND:  Yes, sir.  We're going to move
4 them where they're in a profitable business that we
5 understand.  We're not software guys, I just have to say
6 we're just not, and this stuff gets obsolete.  We think
7 their products are obsolete now.  We're not qualified to
8 be in the software business.
9     THE COURT:  Very well.  Then I will look for
10     one order from you, Mr. Cease.
11 MR. CEASE:  Yes, sir.
12 THE COURT:  I've entered an order authorizing

13 the retention of Kluger, Peretz, Kaplan and Berlin,
14 authorized the employment of Mr. Richmond as the debtor's 15 chief executive officer. And I remain extremely
16 skeptical as to this entity. And I'm not from Missouri 17 but you're sure going to have to show me why I should 18 allow this debtor to go forward.

19 MR. CEASE:  Yes, sir.
20 THE COURT:  Mr. Gamberg, is there anything
21     further?
22 MR. GAMBERG:  No thank you, Your Honor.
23 THE COURT:  Very well.  Thank you very much.
24     Have a good day.
25     Mr. Cease, this was submitted, an exhibit

27
1     register for today's hearing.  Did you submit that?
2     MR. CEASE:  No, sir.  That must have been from
3     the last --
4 MR. KANIUK:  That's from the --
5 THE COURT:  Okay.  Very well.  Thank you.
6     (The proceedings were concluded.)
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